3rd Amended and Restated Appendix A

to the

aMENDED AND RESTATED

Investment advisory agreement
BETWEEN
INVESTMENT MANAGERS SERIES TRUST

AND

Advisors Asset Management, Inc.

Fund	Advisor Fee	Effective Date
AAM/Bahl & Gaynor Income Growth Fund	0.65%	April 1, 2014
AAM/Insight Select Income Fund	0.38%	October 20, 2017
AAM/HIMCO Short Duration Fund	0.38%	December 31, 2014
AAM/HIMCO Global Enhanced Dividend Fund	0.90%	December 18, 2017

Amended and approved by the Board on September 21, 2017.

Agreed and accepted this ___ day of _____________, 2017.

INVESTMENT MANAGERS SERIES TRUST		Advisors Asset Management, Inc.

By:		By:

Print Name:	Rita Dam	Print Name:

Title:	Treasurer	Title: